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                                                                   EXHIBIT 23.01

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 33-98812) pertaining to the Cooper & Chyan Technology, Inc. 1989 Stock Option Plan, the 1993 Equity Incentive plan, the 1995 Directors Stock Option Plan and the 1995 Employee Stock Purchase Plan, and in the Registration Statement (Form S-8 No. 333-11279) pertaining to the UniCAD, Inc. Stock Option Plan, of our report dated January 21, 1997, with respect to the consolidated financial statements and schedule of Cooper & Chyan Technology, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996 filed with the Securities and Exchange Commission.


Palo Alto, California
March 27, 1997